UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) August 27, 2022
AXALTA COATING SYSTEMS LTD.
(Exact name of registrant as specified in its charter)

Bermuda	001-36733	98-1073028
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

50 Applied Bank Blvd, Suite 300, Glen Mills, Pennsylvania 19342
(Address of principal executive offices)    (Zip Code)

(855) 547-1461
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Common Shares, $1.00 par value	AXTA	New York Stock Exchange
(Title of class)	(Trading symbol)	(Exchange on which registered)
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
    Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Appointment of Director Jan A. Bertsch
On August 27, 2022, the Board of Directors (the “Board”) of Axalta Coating Systems Ltd. (“Axalta” or the “Company”), upon the recommendation of the Nominating and Corporate Governance Committee of the Board, approved an increase in its size from eight to nine members and the appointment of Jan Annette Bertsch to fill the newly-created vacancy, such increase and appointment to be effective as of September 13, 2022. Ms. Bertsch’s term as a director will expire at Axalta’s 2023 annual general meeting of members.
Ms. Bertsch has also been appointed to the Audit Committee of the Board, effective concurrently with the effectiveness of the Board appointment. Prior to her appointment, the Board concluded that Ms. Bertsch satisfies all of the applicable independence requirements of Axalta, the New York Stock Exchange and the Securities and Exchange Commission (the “SEC”) applicable to directors and members of the Audit Committee. Ms. Bertsch currently serves on the boards of directors of BWX Technologies, Inc., where she is the independent board chair, and Regal Rexnord Corporation. She most recently served as the Senior Vice President and Chief Financial Officer of Owens-Illinois, Inc. from 2015 to 2019.
Upon the effectiveness of her appointment to the Board, Ms. Bertsch will be entitled to receive the annual cash stipend for non-employee directors in the amount of $75,000, payable quarterly in arrears and prorated for partial service in the quarter. Ms. Bertsch will also be granted restricted stock units (“RSUs”) under the Axalta Coating Systems Ltd. Amended and Restated 2014 Incentive Award Plan with a grant date fair value of approximately $60,274 on September 13, 2022, which is based upon a $200,000 annual grant amount, prorated based on the number of days remaining in the calendar year on her date of appointment to the Board divided by 365 and rounded to the nearest whole share. The RSUs shall vest 100% on the first anniversary of the grant date. In addition, Ms. Bertsch and Axalta will enter into Axalta’s standard form of director Indemnification and Advancement Agreement, which form was filed with the SEC on July 26, 2018 as Exhibit 10.67 to Axalta’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018 (File No. 001-36733).
There are no arrangements or understandings between Ms. Bertsch and any other persons pursuant to which Ms. Bertsch was named as director. There are no transactions between Ms. Bertsch and the Company that would be reportable under Item 404(a) of Regulation S-K.
Departure of Director Elizabeth C. Lempres
On August 27, 2022, Elizabeth Cahill Lempres informed the Board that she is stepping down as a member of the Board, effective as of September 15, 2022. Ms. Lempres’ departure is not a result of any disagreement with the Company. The Board has approved a decrease in the size of the Board from nine to eight members, effective upon Ms. Lempres’ departure.
Item 7.01. Regulation FD Disclosure.
On August 29, 2022, Axalta issued a press release announcing the appointment of Ms. Bertsch to the Board and the departure of Ms. Lempres from the Board. The press release is furnished as Exhibit 99.1 to this Item 7.01. The information furnished with this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any other filing under the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such a filing.
Item 9.01. Financial Statements and Exhibits.
    (d) Exhibits

Exhibit No.	Description

99.1	Press Release dated August 29, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AXALTA COATING SYSTEMS LTD.

Date:	August 29, 2022	By:	/s/ Brian A. Berube
Brian A. Berube
Senior Vice President, General Counsel & Corporate Secretary